EXHIBIT 16.1

PRO FORMA CAPITALIZATION TABLE

The table below sets forth the Company’s capitalization as of June 30, 2020, on an actual, unaudited basis. In addition, the table below sets forth the Company’s capitalization as of June 30, 2020, as adjusted to give effect to the sale of: (i) 25% of the Offered Shares at an offering price of $0.04 per share, net of offering expenses; (ii) 50% of the Offered Shares at an offering price of $0.04 per share, net of offering expenses; (iii) 75% of the Offered Shares at an offering price of $0.04 per share, net of offering expenses; and (iv) 100% the Offered Shares at an offering price of $0.04 per share, net of offering expenses.

You should read this table in conjunction with the Company’s financial statements and notes which are included in the Offering Circular included in the Post-Qualification Amendment No. 1 to the Offering Statement on Form 1-A (the “Offering Statement”) of which this Exhibit 16.1 forms a part.

		As of 6/30/20 (unaudited)
	As of 6/30/20 (unaudited)	As Adjusted
	Actual	25% of Offered Shares		50% of Offered Shares		75% of Offered Shares		100% of Offered Shares
Cash and cash equivalents	$27,254		$719,754		$1,419,754		$2,119,754		$2,819,754
Convertible Loans	$50,000		$50,000		$50,000		$50,000		$50,000
Long-term debt	$ ---	$	---	$	---	$	---	$	---
Common stock, 225,000,000 shares authorized; 150,225,000, 167,725,000(a), 185,225,000(b), 202,725,000(c) and 220,225,000(d) shares issued and outstanding, respectively	$150,225		$167,725		$185,225		$202,725		$220,225
Additional paid-in capital	8,714,623		9,389,623		10,072,123		10,754,623		11,437,123
Stockholder receivable	(1,000)		(1,000)		(1,000)		(1,000)		(1,000)
Accumulated deficit	(8,820,861)		(8,820,861)		(8,820,861)		(8,820,861)		(8,820,861)
Total stockholders’ equity (deficit)	42,987		735,487		1,435,487		2,135,487		2,835,487
Total capitalization	$42,987		$735,487		$1,435,487		$2,135,487		$2,835,487

(a)	This number of issued shares does not include a total of 33,209,550 shares underlying Convertible Loans, the convertible portions of which may be converted within 60 days of the date of the Offering Statement.
(b)	This number of issued shares does not include a total of 36,674,550 shares underlying Convertible Loans, the convertible portions of which may be converted within 60 days of the date of the Offering Statement.
(c)	This number of issued shares does not include a total of 40,139,550 shares underlying Convertible Loans, the convertible portions of which may be converted within 60 days of the date of the Offering Statement.
(d)	This number of issued shares does not include a total of 43,604,550 shares underlying Convertible Loans, the convertible portions of which may be converted within 60 days of the date of the Offering Statement.